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                                                                     Exhibit 2.2


                                 FIRST AMENDMENT
                                       TO
                      AGREEMENT AND PLAN OF REORGANIZATION


         This First Amendment to the Agreement and Plan of Reorganization (the "First Amendment") is made as of August 1, 2001, between Alloy Online, Inc. ("Alloy"), CASS Communications, Inc. ("CASS") and Alan M. Weisman ("Stockholder"). Alloy, CASS, and Weisman may hereinafter be collectively referred to as the "Parties." All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement and Plan of Reorganization, dated July 3, 2001, by and among the Parties (the "Reorganization Agreement").

         WHEREAS, CASS and Stockholder are engaged in discussions to settle the CPN Litigation and the Parties wish to facilitate settlement of the CPN Litigation; and

         WHEREAS, the Parties have determined that it is in each of their best interest to amend certain sections of the Reorganization Agreement in order to reflect certain changes which have occurred between signing the Reorganization Agreement and the Closing Date.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

         1. Amendment. The Reorganization Agreement is hereby amended as follows:

         (a)      The following are inserted as new paragraphs of Section
                  2.1(f):

                  "(vii) The CASS EBIT shall not include any Unused Portion (as defined in Section 2.2(b) herein) of the Settlement Fund (as defined in Section 2.2(b) herein) that is distributed or credited to, or received by New CASS in accordance with the Cash Escrow Agreement (as defined in Section 2.2(b) herein).

                  (viii) In the event that the New CASS Chief Financial Officer, who shall be hired after the Effective Time and determined by mutual agreement of Alloy and Stockholder (the "New CASS CFO"), is on the New CASS payroll, the CASS EBIT shall not include any expenses for any amount of compensation, benefits and any standard reimbursable expenses paid by New CASS to the New CASS CFO or earned by the New CASS CFO and not yet paid by New CASS prior to the 12 month anniversary of the Effective Time."

         (b) The following is inserted as a new paragraph of Section 2.2(b): "(iv) Settlement Cash Deposit. Prior to the Effective Time, CASS shall have deposited $1,700,000 in cash (the "Settlement Fund") with State Street Bank and Trust Company or such other mutually agreed upon escrow agent acting as escrow agent pursuant to


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                  that certain escrow agreement (the "Cash Escrow Agreement") to be dated as of July 31, 2001 among CASS, Alloy and State
                  Street Bank and Trust Company (the "Settlement Escrow Agent") in form and substance mutually agreeable to Alloy, CASS, and the Settlement Escrow Agent, to be held by the Settlement Escrow Agent in accordance with the provisions of the Cash Escrow Agreement to be used exclusively to settle, compromise or satisfy (in full or in part) any judgment in the CPN Litigation. The Parties acknowledge and agree that Stockholder has made a capital contribution of cash to CASS in the amount of one million seven hundred thousand dollars ($1,700,000), which was used by CASS to fund the Settlement Fund and therefore Alloy and New CASS have no interest in the Settlement Fund other than a contingent remainder interest in the Settlement Fund in the event that all of the payments from the Settlement Fund to satisfy the CPN Litigation are less than the amount of the Settlement Fund in accordance with the provisions of Section 461(f) of the Internal Revenue Code of 1986, as amended. In the event that the CPN Litigation is settled, compromised, or a judgment thereunder is satisfied, in an amount less than the then-existing balance in the Settlement Fund, the Settlement Escrow Agent is instructed, pursuant to the terms of the Cash Escrow Agreement, to return such unused portion (the "Unused Portion") to Alloy, and Alloy shall cause New CASS to remit the full amount of any Unused Portion of the Settlement Fund received by Alloy to Stockholder promptly and without claim or demand by Stockholder.

         (c) The following is inserted before the end of the first sentence of Section 2.5, after "(the "S Corp Earnings)": ", as set forth on Exhibit D."

         (d)      The following is inserted after phrase (v) of clause (A) of
                  Section 8.2(e): "or (vi) any Liability resulting from (x) CASS' failure to maintain good standing status as a foreign corporation qualified to do business in the State of New York as described in Section 3.1(a) of the Disclosure Schedule, (y) CASS' failure to obtain any landlord consent to any lease assignment by CASS required in connection with the Merger on or before the Closing Date, or (z) any amounts paid to the landlord of the leased premises located at 350 Fifth Avenue, New York, New York (as identified on Section 3.1(j) of the Disclosure Schedule) in connection with the dispute between CASS and such landlord, which is the subject matter of that certain "Three Day Notice" issued by the landlord on July 12, 2001, a copy of which is attached hereto as Exhibit E; provided that Alloy shall use commercially reasonable efforts to minimize or eliminate the amount to be paid in connection with such dispute, and further that Alloy agrees to accept the recommendation of the real estate agent representing the premises on any settlement of such dispute provided that such recommendation is reasonable,"

         (e) All references to "this Agreement" or "the Agreement" shall be deemed to refer to the Reorganization Agreement as amended hereby.


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         2. Waiver of Certain Closing Conditions by Alloy. In consideration of the additional indemnification provided to Alloy pursuant to Section 1(d) of this First Amendment, Alloy hereby waives the closing condition under (i)
Section 6.2(a) of the Reorganization Agreement to the extent that CASS' and Stockholder's representations with respect to the CASS' good standing as a foreign corporation qualified to do business in New York were incorrect as of July 3, 2001 (the date the Reorganization Agreement was executed) and (ii)
Section 6.2(e) of the Reorganization Agreement with respect to any consents and approvals of any landlords to any lease assignment by CASS.

         3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its conflict of laws provision.

         4. Counterparts. This Agreement may be executed in any number of counterparts by original or facsimile signature, each such counterpart shall be an original instrument, and all such counterparts together shall constitute one and the same agreement.

         5. Ratification. Except as otherwise provided for herein, the Reorganization Agreement shall remain unchanged and in full force and effect.


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives as of the date first written above.



                                        ALLOY ONLINE, INC.


                                        /s/ Matthew C. Diamond
                                        ----------------------
                                        Name: Matthew C. Diamond
                                        Title: Chief Executive Officer



                                        CASS COMMUNICATIONS, INC.


                                        /s/ Alan M. Weisman
                                        -------------------
                                        Name: Alan M. Weisman
                                        Title: President


                                        /s/ Alan M. Weisman
                                        -------------------
                                        Alan M. Weisman